Exhibit 10.9.3

THIRD AMENDMENT TO SECOND AMENDED AND RESTATED
CONSTRUCTION AND FIELD GATHERING AGREEMENT
This Third Amendment to Second Amended and Restated Construction and Field Gathering Agreement (this “Amendment”) is dated as of December 14, 2018 (the “Execution Date”) by and between Republic Midstream, LLC, a Delaware limited liability company (“Gatherer”), and Penn Virginia Oil & Gas, L.P., a Texas limited partnership (“Shipper”). Gatherer and Shipper may hereinafter be referred to singularly as a “Party” and, together, as the “Parties.”
WHEREAS, the Parties entered into that certain Second Amended and Restated Construction and Field Gathering Agreement effective as of August 1, 2016 (as amended, the “Agreement”);
WHEREAS, the Parties entered into that First Amendment to Second Amended and Restated Construction and Field Gathering Agreement, dated as of April 13, 2017;
WHEREAS, the Parties entered into that Second Amendment to Second Amended and Restated Construction and Field Gathering Agreement, dated as of July 2, 2018; and
WHEREAS, the Parties desire to amend certain provisions of the Agreement;
NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions herein contained, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties, for themselves and for their successors and assigns, do hereby mutually covenant and agree as follows:
A.Amendment of Definitions in Agreement. Article I of the Agreement is hereby amended by adding the following definitions in appropriate alphabetical order:
“Deedra Unit” means that certain 482.359 acre unit described in that certain Designation of Unit recorded in Volume 672 and Page 432, Official Records of Lavaca County, Texas, as amended by that certain First Amendment to Designation of Unit recorded in Volume 691 and Page 18, Official Records of Lavaca County, Texas, and as amended by that certain Second Amendment to Designation of Unit recorded in Volume 781 and Page 294, Official Records of Lavaca County, Texas, solely to the extent not included in the area identified on the map attached hereto as Exhibit A-1. For the avoidance of doubt, the portion of the Deedra Unit within the area identified on the map attached hereto as Exhibit A-1 constitutes an Interest and part of the Dedication Area and remains subject to the dedication set forth in Article II and to the other provisions of this Agreement.
“Future Interests” means all interests that Shipper (or any of its Affiliates or any successor in interest resulting from any merger, reorganization, consolidation or as part of a sale or other disposition of all or any portion of such interests) now or hereinafter owns, controls, acquires or has the right to market (as such marketing rights may change from time to time) in Crude Oil reserves of, and production from, all leases and mineral fee interests, lands and formations (in each case) in, under or attributable to the Future Units, together with any pool, communitized area or unit, and all interests in any wells, whether now existing or drilled hereafter, on or completed within the Future Units, or within any such pool,

Exhibit 10.9.3

communitized area or unit, even though such interests may be incorrectly or incompletely stated, all as the same shall be enlarged by the discharge of any burdens or by the removal of any charges or encumbrances to which any of same maybe subject as of (x) with respect to the Carol Unit, Robin Unit, Marcia Unit and Shelly Unit, July 2, 2018, and (y) with respect to the Deedra Unit, Nancy Unit and Lori Unit, December 14, 2018, and any and all replacements, renewals and extensions or amendments of any of the same; provided, however, that “Future Interests” shall not include (a) any Interests or (b) any interest of Shipper or any of its Affiliates that must be offered to a third-party working interest partner pursuant to any applicable agreement with such partner in effect on (1) with respect to the Carol Unit, Robin Unit, Marcia Unit and Shelly Unit, July 2, 2018, and (2) with respect to the Deedra Unit, Nancy Unit and Lori Unit, December 14, 2018, and which such partner receives or elects to receive, as applicable under the affected agreement.
“Future Units” means the Deedra Unit, Nancy Unit, Lori Unit, Carol Unit, Robin Unit, Marcia Unit and Shelly Unit, collectively.
“Future Wells” means (a) with respect to the Carol Unit, Robin Unit, Marcia Unit and Shelly Unit, any new wells drilled within the surface outline of such Future Units, and (b) with respect to the Deedra Unit, Nancy Unit and Lori Unit, the entirety of any new wells with a surface location within the surface outline of such Future Units. For the avoidance of doubt, the term “Future Wells” does not include the Other Wells.
“Lori Unit” means that certain 670.71 acre unit described in that certain Designation of Unit recorded in Volume 670 and Page 173, Official Records of Lavaca County, Texas, as amended by that certain Second Amendment to Designation of Unit recorded in Volume 781 and Page 306, Official Records of Lavaca County, Texas.
“Nancy Unit” means that certain 693.52 acre unit described in that certain Designation of Unit recorded in Volume 671 and Page 471, Official Records of Lavaca County, Texas, solely to the extent not included in the area identified on the map attached hereto as Exhibit A-1. For the avoidance of doubt, the portion of the Nancy Unit within the area identified on the map attached hereto as Exhibit A-1 constitutes an Interest and part of the Dedication Area and remains subject to the dedication set forth in Article II and to the other provisions of this Agreement.
B.Waiver of Construction Notice.

(1)	For purposes of this Amendment, “Deedra-Lori Initial Wells” means the Deedra-Lori Unit 3 (SA) Well 3H and the Deedra-Lori Unit 4 (SA) Well 4H.

(2)
Gatherer hereby waives the obligation set forth in Section 3.3(g) of the Agreement for Shipper to deliver a Construction Notice for the Deedra-Lori Initial Wells, and hereby agrees and elects to install an Additional Segment to connect a Receipt Point for such Future Wells. Within 30 days after the date hereof, Gatherer shall deliver to Shipper a Construction Plan in accordance with Section 3.3(b) of the Agreement. The Parties acknowledge and agree that the “Expected Production Date” with respect to the Deedra-Lori Initial Wells is March 11, 2019.

Exhibit 10.9.3

C.Amendment of Section 9.4 of Agreement. Section 9.4 of the Agreement is hereby amended and restated to read in its entirety as follows:
During the first thirty-six (36) Months of the Term, the aggregate Monthly Fees shall be subject to increase by $0.04 per Barrel for every $1.00 that the Monthly average of the NYMEX West Texas Intermediate (“WTI”) crude price exceeds $50.00 per Barrel, with such increase being capped at a WTI crude price of $90.00. After the first thirty-six (36) Months of the Term and for the remainder of the Term, the aggregate Monthly Fees shall similarly be subject to increase by $0.04 per Barrel for every $1.00 that the Monthly average WTI crude price exceeds $63.75 per Barrel, with such increase being capped at a WTI crude price of $90.00. The above-described increases shall be offset by downward adjustments to reflect corresponding decreases to the WTI crude price from time to time, provided that no downward adjustment shall be recognized for decreases below a WTI crude price of (1) $50.00 during the first thirty-six (36) Months of the Term, and (2) $63.75 after the first thirty-six (36) Months of the Term. Each of the foregoing increases or decreases shall be applied on a Monthly basis, and calculated based on the Monthly average of the WTI crude price over the preceding Month. The adjustments set forth in this Section 9.4 shall be referred to herein as the “Upside Adjustments”. For the avoidance of doubt, no Upside Adjustment shall result in a Fee being decreased below the amount for such Fee set forth in Section 9.2, after giving effect to any PPI Adjustment. Notwithstanding the foregoing, for any month in which Shipper delivers an average of 20,000 or more Barrels of Oil per Day, the Upside Adjustment to the Truck Loading Fee shall be waived for all Oil delivered to the Gathering System from Shipper's wells outside the Dedication Area.
D.Ratification; Primacy. Except as expressly amended by this Amendment, all of the terms, provisions, covenants and conditions contained in the Agreement remain in full force and effect; provided, if there is ever any conflict between the Agreement and this Amendment, the terms, provisions, covenants and conditions contained in this Amendment shall govern. The terms and provisions of the Agreement as amended by this Amendment are binding upon and inure to the benefit of the Parties, their representatives, successors and assigns. As amended by this Amendment, the Agreement is ratified and confirmed by the Parties, and declared to be a valid and enforceable contract between them.
E.Counterparts. This Amendment may be executed in as many counterparts as deemed necessary. When so executed, the aggregate counterparts shall constitute one agreement and shall have the same effect as if all Parties signing counterparts had executed the same instrument.
F.Amendment; Waiver. Neither this Amendment nor the Agreement may be amended or modified except pursuant to a written instrument signed by all of the Parties. Each Party may waive on its own behalf compliance by any other Party with any term or provision hereof; provided, however, that any such waiver shall be in writing and shall not bind the non-waiving Party. The waiver by any Party of a breach of any term or provision shall not be construed as a waiver of any subsequent breach of the same or any other provision.
G.Joint Preparation. The Parties agree and confirm that this Amendment was prepared jointly by all Parties and not by any one Party to the exclusion of the other.

Exhibit 10.9.3

H.No Third Party Beneficiaries. This Amendment is not intended to confer upon any person not a party hereto any rights or remedies hereunder, and no person other than the Parties is entitled to rely on or enforce any provision hereof.
I.Miscellaneous Provisions. The provisions of Articles XVII, XIX, XX and XXI of the Agreement are incorporated herein by this reference as if set out fully herein and shall apply in all respects to this Amendment.
[Signature Page Follows]

Exhibit 10.9.3

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the day and year hereinabove first written.

REPUBLIC MIDSTREAM, LLC

By: /s/ Daniel R. Revers
Name: Daniel R. Revers
Title: President

PENN VIRGINIA OIL & GAS, L.P.

By:    Penn Virginia Oil & Gas GP LLC,
its general partner

By: /s/ Jill T. Zivley
Name:Jill T. Zivley
Title:    Vice President, Land and Marketing